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                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934



                     GameTech International, Inc.
-------------------------------------------------------------------------------
                           (Name of Issuer)

              Common Stock, par value $.001 per share
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                    (Title of Class of Securities)

                             36466D 10 2
                     --------------------------
                           (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be ""filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 (""Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Page 1 of 9
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                              SCHEDULE 13G
CUSIP NO.  36466D 10 2
           -----------

1.    NAME OF REPORTING PERSON
      Richard T. Fedor

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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) / /
                                                                        (b) / /
                                                               Joint Filing
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
NUMBER OF                           2,040,111
SHARES                     -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                            816,125
EACH                       -----------------------------------------------------
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              2,040,111
WITH                       -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                    816,125

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           2,982,136
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           24.89%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON* - IN


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                                  SCHEDULE 13G
CUSIP NO.  36466D 10 2
           -----------

1.    NAME OF REPORTING PERSON
      Bonnie G. Fedor

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) / /
                                                               Joint Filing
--------------------------------------------------------------------------------

3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
NUMBER OF                           125,900
SHARES                     -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                            816,125
EACH                       -----------------------------------------------------
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              125,900
WITH                       -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                    816,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    2,982,136
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    24.89%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON* - IN


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ITEM 1.           (a)  NAME OF ISSUER:

                           GameTech International, Inc.


                  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2209 West 1st Street, Suite 113
                           Tempe, Arizona 85281

ITEM 2.           (a)  NAME OF PERSONS FILING:

                           Richard T. Fedor
                           Bonnie G. Fedor

                  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                       RESIDENCE:

                           2209 West 1st Street, Suite 113
                           Tempe, Arizona 85281

                  (c) CITIZENSHIP:

                           United States

                  (d) TITLE OF CLASS OF SECURITIES:

                           Common Stock

                  (e)  CUSIP NUMBER:

                           36466D 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  / /  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                            ACT,

                  (b)  / /  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

                  (c)  / /  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                            THE ACT,

                  (d)  / /  INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                            INVESTMENT COMPANY ACT,

                  (e)  / /  INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF
                            THE INVESTMENT ADVISERS ACT OF 1940,

                  (f)  / /  EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                            TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT
                            SECURITY ACT OF 1974 OR ENDOWMENT FUND;
                            SEE 13d-1(b)(1)(ii)(f),

                  (g)  / /  PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE
                            13d-1(b)(ii)(g); SEE ITEM 7,

                  (h)  / /  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(h).

                  X         NOT APPLICABLE


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ITEM 4.           OWNERSHIP

    If the percent of the class owned, as of December 31, 1999 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a) AMOUNT BENEFICIALLY OWNED AT DECEMBER 31, 1999:

                           See number 9 of cover pages. Mr. Fedor disclaims
                  beneficial ownership of 125,900 shares of Common Stock owned by Mrs. Fedor. Mrs. Fedor disclaims beneficial ownership of 2,040,111 shares of Common Stock owned by Mr. Fedor. Includes 492,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Fedor and currently exercisable.

                  (b) PERCENT OF CLASS:
                           See number 11 of cover pages.

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS AS OF
                      DECEMBER 31, 1999:

                      (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                           See Number 5 of cover pages. The shares Mr. Fedor
                      has sole power to vote include 492,000 shares of Common Stock issuable upon the exercise of stock options granted November 1, 1996 and are currently exercisable.

                      (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                           Mr. and Mrs. Fedor have shared voting power over
                      366,125 shares of Common Stock jointly held by them; shared voting power over 225,000 shares of Common Stock owned by their minor child, Kristen A. Fedor; and shared voting power over 225,000 shares of Common Stock owned by their minor child, Richard T. Fedor, Jr.

                      (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                            OF
                           See Number 7 of cover pages. The shares Mr. Fedor has
                      sole power to dispose include 492,000 shares of Common Stock issuable upon the exercise of stock options granted November 1,1996 and are currently exercisable.

                      (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                            OF
                           Mr. and Mrs. Fedor have shared dispositive power over
                      366,125 shares of Common Stock jointly held by them; shared dispositive power over 225,000 shares of Common Stock owned by their minor child, Kristen A. Fedor; and shared dispositive power over 225,000 shares of Common Stock owned by their minor child, Richard T. Fedor, Jr.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


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ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           Not Applicable

ITEM 10.          CERTIFICATION

                           Not Applicable


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                              SIGNATURE

    The filing of this Amendment to Schedule 13G and the statements herein shall not be construed as an admission that I am, for the purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, the beneficial owner of any of the securities described herein.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   ---------------------------------
                                                 Date

                                   ---------------------------------
                                               Signature

                                            RICHARD T. FEDOR
                                   ---------------------------------



                                   ---------------------------------
                                                 Date

                                   ---------------------------------
                                               Signature

                                            BONNIE G. FEDOR
                                   ---------------------------------


EXHIBIT INDEX
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Exhibit 99.1                       Statement of Richard T. Fedor

Exhibit 99.2                       Statement of Bonnie G. Fedor


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